Exhibit 3.1

THE COMPANIES LAW (2009 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

SAGENT HOLDING CO.

(adopted by Special Resolution on August 12, 2010)

1. The name of Company is Sagent Holding Co.

2. The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Cayman Islands, or at such other place as the Directors may from time to time decide.

3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2009 Revision) or as revised, or any other law of the Cayman Islands.

4. The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5. The share capital of the Company is USD $3,346.36052, divided into 184,500,000 Ordinary Shares, of a nominal or par value of USD $0.00001 each, and 150,136,052 Preference Shares, of a nominal or par value of USD $0.00001 each, 113,000,000 of which shall be designated as Series A Preference Shares, 7,000,000 of which shall be designated as Series B Preference Shares, and 30,136,052 of which shall be designated as Series B-1 Preference Shares, each with power for the Company insofar as permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2009 Revision) and the Sixth Amended and Restated Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6. The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7. Capitalised terms that are not defined in this Sixth Amended and Restated Memorandum of Association bear the same meaning as those given in the Sixth Amended and Restated Articles of Association of the Company.